Calculation of Filing Fee Tables
S-8
IMC Rare Earths Ltd
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary shares, par value $0.0001 per share	457(a)	5,400,000	$ 4.95	$ 26,730,000.00	0.0001381	$ 3,691.41
Total Offering Amounts:						$ 26,730,000.00		$ 3,691.41
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,691.41
Offering Note
[1]	This Registration Statement on Form S-8 covers (i) 5,400,000 ordinary shares, par value $0.0001 per share, of IMC Rare Earths Ltd. (the "Ordinary Shares") authorized to be issued under the IMC Rare Earths Ltd 2026 Omnibus Incentive Plan (the "Plan"), and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), such indeterminate number of additional Ordinary Shares as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Plan. The price per share was calculated in accordance with Rule 457(c) and (h) of the Securities Act for purposes of calculating the registration fee. The maximum aggregate offering price was computed based on the average of the high and low price of the Ordinary Shares on July 29, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources